UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The Clorox Company

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THE CLOROX COMPANY

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

On October 7, 2026, The Clorox Company (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) relating to its Annual Meeting of Stockholders to be held on November 18, 2026 (the “2026 Annual Meeting”). This supplement (the “Supplement”) should be read in conjunction with the Proxy Statement.

On October 29, 2026, the Company issued a press release announcing that it has appointed Fabian Garcia to serve as Chief Executive Officer (“CEO”) and a member of the Board of Directors (the “Board”) and that Linda Rendle will transition from her role as CEO of the Company and Chair and a member of the Board to serve in an advisory capacity. The text of the press release is included below.

Clorox Appoints Fabian Garcia as CEO

Matthew Shattock to Resume Position as Independent Chair

OAKLAND, Calif., Oct. 29, 2026 — The Clorox Company (NYSE: CLX) today announced that its Board of Directors has appointed Fabian Garcia as CEO, effective Jan. 5, 2027, following a comprehensive search. Garcia will succeed Linda Rendle, who announced in May that she would step down for health reasons. Rendle will continue to serve as chair and CEO until Garcia assumes the CEO role.

At the time of Garcia’s appointment, he will join the Board of Directors, and Matthew Shattock, the company’s lead independent director and former Board chair, will become independent chair. On that date, Rendle will step down as CEO and as a director, while continuing to serve in an advisory capacity through April 2, 2027 to ensure a smooth transition.

“Fabian is an accomplished global business leader with an exceptional track record of delivering results, building enduring brands and developing high-performing teams,” said Shattock. “His experience leading large-scale consumer businesses, advancing innovation, successfully managing complex and evolving customer and channel dynamics and driving disciplined growth makes him well suited to lead Clorox. The Board is confident that Fabian has the vision and leadership to build on the strong foundation Linda has established, strengthen execution and position Clorox for sustainable value creation.”

Shattock continued, “We are also incredibly grateful for Linda’s leadership through some of the most consequential moments in the company’s history. She strengthened the business and positioned it for the future. We greatly appreciate her continued support during this transition.”

Garcia currently serves as president of Unilever Personal Care and is a member of the Unilever Leadership Executive team, bringing more than four decades of global consumer products leadership experience. Since joining Unilever in 2020, he has held several senior leadership roles, including serving as president of Unilever North America. Before joining Unilever, Garcia served as CEO of Revlon and as chief operating officer for Global Innovation and Growth at Colgate-Palmolive, where he led global growth strategy, consumer innovation and operational productivity initiatives. Earlier in his career, he held a series of global leadership roles at Procter & Gamble, helping shape his foundation in brand building, commercial excellence and consumer-focused growth. Garcia currently serves on the Board of Directors of Wells Fargo, having previously served on the boards of Kimberly-Clark and Arrow Electronics.

"I am honored to join Clorox and grateful for the Board’s confidence,” said Garcia. “This is a company with an exceptional portfolio of trusted brands, deep consumer loyalty, a clear purpose and a talented team. While there is more work ahead to strengthen performance and realize the company’s full potential, I am energized by the opportunity and confident in Clorox’s future. I look forward to working with the team to build on these strengths, drive growth and create long-term value for all of our stakeholders.”

“It has been the privilege of my career to lead Clorox and work alongside such talented teammates around the world,” said Rendle. “As I prepare to hand over leadership of this remarkable company in the coming months, I do so with great confidence. Clorox's future is bright, and I look forward to seeing all that the company will accomplish under Fabian's leadership.”

Clorox will report its first quarter fiscal year 2027 earnings results on Monday, Nov. 2 and Rendle and Chief Financial Officer Luc Bellet will participate in an earnings call with analysts. Links to the webcast, press release and prepared remarks can be found at Clorox Quarterly Results.

About The Clorox Company

The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Headquartered in Oakland, California since 1913, Clorox integrates sustainability into how it does business. Driven by consumer-centric innovation, the company is committed to delivering clearly superior experiences through its trusted brands including Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Purell® as well as international brands such as Chux®, Clorinda® and Poett®. Visit thecloroxcompany.com to learn more.

Media Contact:

corporate.communications@clorox.com

Investor Relations Contact:

investorrelations@clorox.com

CLX-F

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On October 29, 2026, the Company filed a Current Report on Form 8-K in connection with Mr. Garcia’s appointment and Ms. Lindle’s transition. The disclosure provided under Item 5.02 of the Current Report on Form 8-K is included below.

On October 28, 2026, the Board of Directors (the “Board”) of The Clorox Company (the “Company”), appointed Fabian Garcia to serve as the Chief Executive Officer (“CEO”) of the Company and a member of the Board, effective as of January 5, 2027 (the “Effective Date”). Linda Rendle will step down from her role as CEO of the Company and Chair and a member of the Board as of the Effective Date and will serve as a senior advisor to the Company through April 2, 2027, to assist with transition matters.

As of the Effective Date, Matthew J. Shattock, currently Lead Independent Director of the Board, will serve as Independent Chair of the Board. In connection with this role, Mr. Shattock will receive an Independent Chair retainer of $225,000 in addition to the annual director retainer and annual grant of deferred stock units, each paid in line with our non-employee director compensation practices.

Mr. Garcia, age 66, has served as Business Group President, Personal Care at Unilever PLC (“Unilever”) since 2022. He joined Unilever as the President of Unilever North America in 2020 and before that, was the CEO of Revlon, Inc. from 2016 to 2018. Mr. Garcia previously held various positions at the Colgate-Palmolive Company from 2003 to 2016, including Chief Operating Officer, Global Innovation and Growth. Earlier in his career, he held a series of global leadership roles at Procter & Gamble.

Mr. Garcia currently serves on the Board of Directors of Wells Fargo, having previously served on the Boards of Directors of Kimberly-Clark and Arrow Electronics.

Mr. Garcia has no familial relationships nor related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K (17 CFR 229.401(d) and 229.404(a)) in connection with his appointment described above. Mr. Garcia will not receive additional compensation for his service as a director of the Company.

Offer Letter with Mr. Garcia

In connection with Mr. Garcia’s appointment as CEO, the Company entered into an offer letter, dated October 27, 2026, with Mr. Garcia (the “Offer Letter”).

Pursuant to the Offer Letter, Mr. Garcia will receive an annual base salary of $100,000 and will be eligible for an annual short-term incentive award with a target annual bonus opportunity of $2,000,000, settled in shares of Company common stock and prorated for fiscal year 2027 and a long-term incentive award with a target value of $4,550,000, reflecting a pro-rated long-term incentive award for the current fiscal year and comprised of 60% performance share units, which will vest following the end of the fiscal 2027–2029 performance period subject to performance, and 40% RSUs, vesting ratably over four years, in each case, generally subject to continued employment and otherwise subject to the terms of the applicable award agreement. Beginning in September 2027, Mr. Garcia will be eligible to receive an annual long-term incentive award, with a target annual award value of $9,100,000, comprised of performance share units, which will vest following the end of the applicable three-fiscal year performance period subject to performance, and RSUs, vesting ratably over four years, in each case generally subject to continued employment and otherwise subject to the terms of the applicable award agreement.

In addition, pursuant to the Offer Letter, Mr. Garcia will be entitled to a one-time sign-on award of restricted stock units (“RSUs”) with a target value of $11,000,000 to compensate Mr. Garcia for the value of equity incentive awards that he forfeits upon leaving his prior employer, which award will vest ratably over three years, subject to continued employment, and will vest in full on an involuntary termination without “Cause” or with “Good Reason” (each as defined in and as set forth in the Clorox Company Third Amended and Restated Executive Change in Control Severance Plan).

Clorox intends to use a peer median salary, as informed by a competitive study annually presented to the Board’s Management Development and Compensation Committee to establish the salary used for purposes of all salary-related benefits and perquisites, subject to the terms and limitations of the applicable plans, including in calculations under the Company’s severance and change in control benefits for senior executives. The median salary will initially be set at $1,250,000 and will be reviewed annually.

Advisory Arrangement with Ms. Rendle

In connection with Ms. Rendle’s transition to a senior advisor, on January 5, 2027, the Board approved the terms of the arrangement pursuant to which Ms. Rendle will serve the Company in an advisory capacity as of the Effective Date and through April 2, 2027 (the “Advisory Arrangement” and such period, the “Advisory Period”). In connection with Ms. Rendle’s transition to an advisory role, her current base salary of $1,350,000 will remain in effect during the advisory period. Ms. Rendle’s transition will be a “Retirement” pursuant to the terms of her outstanding long-term incentive awards and such awards will vest in accordance with their original terms. Ms. Rendle will not receive any additional long-term or incentive equity awards during the advisory period.

The descriptions of the Offer Letter and the Advisory Agreement contained in this Current Report on Form 8-K purport to be complete and are qualified in their entirety by reference to the Offer Letter and the Advisory Agreement, respectively, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2026.

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This Supplement has been filed with the SEC and first made available to stockholders on October 29, 2026.

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